Exhibit 10.8

EQUIPMENT LEASE AGREEMENT

This Equipment Lease agreement made this 17th day of April, 2015, by and between CLS Labs Colorado, Inc. a Florida corporation (“Lessor”), and Picture Rock Holdings, LLC, a Colorado limited liability company (“Lessee”).

1.	Lease; Delivery and Acceptance.

(a)
Upon execution hereof, Lessor shall take all action necessary to commence building a fully equipped lab at the property located at 1955 Quince Street, Denver, Colorado ("Leased Real Property") including purchasing all equipment necessary to extract, convert and provide quality control of all cannabis products of Lessee.  A complete list of the equipment to be installed at said location shall be agreed by and between the parties hereto and once so agreed, incorporated into this agreement as Schedule “A”.  The contents of Schedule “A is hereinafter referred to as the “Equipment.”

(b)
Lessee agrees to Lease the Equipment on the terms and conditions, and for the lease term, as set forth in this Lease Agreement ("Lease"). Lessor will arrange for the delivery of the Equipment. When Lessee receives the Equipment, Lessee agrees to inspect it to determine if it is in good working order. This Lease will begin on the date when the Equipment is delivered and installed. The Equipment will be deemed irrevocably accepted by Lessee upon the earlier of: a) the delivery to Lessor of a signed Delivery and Acceptance Certificate (if requested by Lessor); or b) 10 days after delivery and installation of the Equipment to Lessee if previously Lessee has not given written notice to Lessor of non-acceptance.

2.
Rent. Lessor shall lease the Equipment to Lessee in consideration for and at the rate of *per annum, payable in equal monthly lease payments of * per month (“Rent”). Lease Payments shall be due on the 1st day of each month. If any Lease Payment or other amount payable to Lessor is not paid within five (5) days of its due date, Lessee will pay Lessor a late charge not to exceed 5% of each late payment (or such lesser rate as is the maximum rate allowable under applicable law).

3.
Term and Extension. This lease shall terminate upon the earlier of the date that is ten (10) years from the date established in Section 1(b) above, or the date upon which Lessor's lease of the Leased Real Property is terminated. Lessee shall have the option to renew this lease for a term of five (5) years (or such lesser period as remains under the lease for the Leased Real Property) upon written notice provided to Lessor not less than ninety (90) days before the end of the term as long as the lease for the Leased Real Property has been renewed for the same or a longer term.  During the renewal term, if any Rent shall be reduced to * per month.

* Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under the Exchange Act. Confidential portions of this document have been filed separately with the Securities and Exchange Commission.

4.
Equipment Location; Use and Repair; Return. Lessee shall keep and use the Equipment only at its licensed marijuana cultivation facility and/or marijuana-infused products manufacturing facility. Lessee shall not move the Equipment to a new location without first obtaining Lessor’s written consent. Lessee shall keep the Equipment in compliance with all applicable state and local laws and regulations, including but not limited to the Colorado Retail Marijuana Code and Colorado Medical Marijuana Code, and will keep the equipment in good condition, except for ordinary wear and tear. Lessee acknowledges that Lessee has been instructed in and fully understands the safe operation of the leased equipment and agrees to observe all safety precautions. Lessee agrees to pay Lessor, on return of the leased Equipment, for all charges incidental to breakages, shortages, or damage, ordinary wear and tear excepted, to the Equipment during the term of this Lease. Lessee shall pay all taxes, penalties, fines and costs attributable to the operation and use of the Equipment. Lessee shall not make any alterations, additions, attachments or replacements to the Equipment without the written consent of Lessor, which shall not be unreasonably withheld. If the equipment needs repair, Lessee must notify Lessor of the issue, and Lessee shall be responsible for paying for all necessary repairs. All alterations, additions, attachments and replacements will become part of the Equipment and Lessor’s property at no cost or expense to Lessor. Lessor may inspect the Equipment at any reasonable time. In the event of termination of this Agreement, it shall contact Lessor to request a de-installation of the Equipment by an authorized service personnel of Lessor.

5.
Assignment and Subletting. Lessee agrees to keep the Equipment in Lessee’s custody and not to sublease or rent the Equipment without the written consent of Landlord, which shall not be unreasonably withheld.

6.
Title to Equipment: Title to the leased equipment shall at all times remain in the Lessor and Lessee will at all times protect and defend, at its own cost and expense, the title of the Lessor from and against all claims, liens and legal processes of creditors of the Lessee and keep all leased equipment free and clear from all such claims, liens and processes. The Equipment is and shall remain personal property of the Lessor.

7.
Option to Own Portion of MIP License.  If during the term of this agreement, applicable state and local laws should change to permit, in whole or in part, the ownership or issuance of a marijuana-infused products license in Colorado (a "MIP License"), directly or indirectly, by or to a person or entity who is not a Colorado resident, at Lessor's request, Lessee shall, to the extent permitted by and in accordance with applicable laws, promptly transfer up to a 56% ownership interest in its MIP Licenses (or such lesser percentage as may be permitted by law, from time to time), directly or indirectly (which licenses shall be transferred to Lessee promptly after the date hereof)("Lessee's Licenses"), to Lessor or its designee or designees, if and only if Lessor or its applicable designee meets all applicable legal requirements to be an owner, directly or indirectly, in the Lessee's Licenses.  Such transfer or transfers may occur in one or more increments to the maximum extent permitted by applicable laws as interpreted by legal counsel for Lessor.  In exchange for such transfer or transfers, the Rent payable by Lessee shall be reduced proportionately. For example, if Lessee transferred 28% of its ownership in Lessee’s Licenses to Lessor, the Rent would be reduced to * per month. Notwithstanding the foregoing, this Section 7 shall only apply to the extent Lessee has not already transferred a total of 56% of its ownership in the Lessee's Licenses to Lessor, pursuant to this or any other Agreement between Lessee and Lessor, and the reduction in Rent shall occur upon and to the extent of the transfer of the Lessee's Licenses in addition to, and not in lieu of, any other monetary concessions provided by Lessor to Lessee under any other agreement between the parties.

8.
Default. There shall be deemed to be a breach of this lease: (a) if Lessee shall default in the payment of any rent hereunder and such default shall continue for a period of 10 days; (b) if Lessee shall default in the performance of any of the other covenants herein and such default shall continue uncured for 15 days after written notice thereof to Lessee by Lessor; (c) if Lessee materially violates the Colorado Medical Marijuana Code or Colorado Retail Marijuana Code; or (d) if Lessee ceases doing business as a going concern, or if a petition is filed by or against Lessee under the Bankruptcy Act or any amendment thereto. In the event of a breach of this Lease, as herein defined: (a) the Equipment shall upon Lessor's demand forthwith be delivered to Lessor at Lessee's expense at such place as Lessor shall designate and Lessor and/or its agents may, in accordance with the Colorado Medical Marijuana Code and Colorado Retail Marijuana Code, enter into any premises of or under control or jurisdiction of Lessee or any agent of Lessee where the Equipment may be or by Lessor is believed to be, and repossess all or any part of the Equipment.; and (b) all sums due and to become due hereunder shall, at Lessor's option, become payable forthwith, and the Lessor, in addition to being entitled to take possession of the leased equipment as hereinbefore described, also shall be entitled to recover immediately as and for damages for the breach of this lease and not as a penalty, an amount equal to the difference between the aggregate rent reserved hereunder for the unexpired term of the lease (hereinafter called “Remaining Rentals”) and the then aggregate rental value of all leased equipment for the unexpired term of the lease (hereinafter called “Unexpired Rental Value of Leased Equipment”), provided, however, that if any statute governing the proceeding in which such damages are to be proved, specifies the amount of such claim, Lessor shall be entitled to prove as and for damages for the breach an amount equal to that allowed under such statute. The provisions of this paragraph shall be without prejudice to any rights given to the Lessor by such statute to prove for any amounts allowed thereby. Lessor, upon any breach of this lease may sell the leased equipment or may release such equipment for a term and a rental which may be equal to, greater than or less than the rental and term herein provided, and any proceeds of such sale received within 60 days after Lessor receives possession of the leased equipment or any rental payments received under a new lease made within such 60 days for the period prior to the expiration of this lease, less Lessor's expenses of taking possession, storage, reconditioning and sale or releasing, shall be deemed and considered for the purposes of this paragraph as being the Unexpired Rental Value of Leased Equipment. If the Unexpired Rental Value of Leased Equipment exceeds the Remaining Rentals, Lessor shall be entitled to the excess. The provisions of this paragraph shall be without prejudice to Lessor's right to recover or prove in full damages for unpaid rent that accrued prior to the breach of the lease. In the event of a breach of this Lease, Lessor, at its option, may enforce by appropriate legal proceedings specific performance of the applicable covenants of this lease as well as any other remedy herein provided. Should any legal proceedings be instituted by Lessor to recover any moneys due or to become due hereunder and/or for possession of any or all of the leased equipment, Lessee shall pay a reasonable sum as attorney's fees.

*Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under the Exchange Act. Confidential portions of this document have been filed separately with the Securities and Exchange Commission.

9.
Indemnification. Lessee will indemnify and save lessor harmless from any and all liability, loss, damage, expense, causes of action, suits, claims or judgments arising from injury to person or property resulting from or based on the actual or alleged use, operation, delivery or transportation of any or all of the leased Equipment or its location or condition; and will, at its own cost and expense, defend any and all suits which may be brought against Lessor, either alone or in conjunction with others on any such liability or claim or claims and will satisfy, pay and discharge any and all judgments and fines that may be recovered against lessor in any such action or actions, provided, however, that Lessor will give lessee written notice of any such claim or demand.

10.
Loss or Damage. If any leased equipment is totally destroyed, the liability of the Lessee to pay rent therefore may be discharged by paying to Lessor all the rent due thereon, plus all the rent to become due thereon less the net amount of the recovery, if any, actually received by Lessor from insurance or otherwise for such loss or damage. Lessor shall not be obligated to undertake, by litigation or otherwise, the collection of any claim against any person for loss or damage of the leased equipment. Except as expressly provided in this paragraph, the total or partial destruction of any leased equipment, or total or partial loss of use or possession thereof to Lessee, shall not release or relieve Lessee from the duty to pay the rent herein provided.

11.
Insurance. Lessee shall provide and maintain at its expense (a) property insurance against the loss, theft or destruction of, or damage to, the Equipment for its full replacement value, naming Lessor as loss payee, and (b) public liability and third party property insurance, naming Lessor as an additional insured. Lessee shall provide Lessor with certificates or other evidence of such insurance when requested.

12.
Notices, Remedies and Waivers: All notices relating hereto shall be delivered in person to an officer of the Lessor or Lessee or shall be mailed registered to Lessor or Lessee at its respective address above shown or at any later address last known to the sender. No remedy of Lessor hereunder shall be exclusive of any other remedy herein or by law provided, but each shall be cumulative and in addition to every other remedy. A waiver of a default shall not be a waiver of any other or a subsequent default.

13.
Agreement Contingent on Government Approval. This Agreement is subject to the approval of the Marijuana Enforcement Division and applicable local government authorities.  In the event that any provision is determined to be non-compliant by any applicable regulatory authority, this Agreement shall be amended by the Parties within the timeframe given by the applicable regulatory authority or thirty (30) days, whichever occurs earlier. If the Parties are unable to negotiate appropriate amendments within the required timeframe, this Agreement shall terminate and be subject to the provisions of section 4 above.

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IN WITNESS WHEREOF, the parties have executed this agreement on the day and year first set forth above.

LESSOR:
CLS LABS COLORADO, INC.

By:   /s/ Jeffrey I. Binder

Name:  Jeffrey I. Binder

Its:  Chairman, President and Chief Executive Officer

LESSEE:
PICTURE ROCK HOLDINGS, LLC

By: /s/ Greg Friedman

Name: Greg Friedman

Its: Member and CFO

SCHEDULE A
LIST OF EQUIPMENT

TO BE ADDED BY ADDENDUM